EXHIBIT 4.(a)

                         [Form of Underwriters' Warrant
                         - Subject to Additional Review]

                             VISUAL DATA CORPORATION
                            1600 SOUTH DIXIE HIGHWAY
                                    SUITE 3A
                            BOCA RATON, FLORIDA 33432


                              UNDERWRITERS' WARRANT

                             WARRANT NO. CERT. NO.~


Date of Issuance:  As of ______________ 1997                hase ____ Shares and _____ Warrants
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FOR VALUE RECEIVED, Visual Data Corporation, a Florida corporation (the
"Company"), promises to issue in the name of, and sell and deliver to, Holder~
(the "Holder") a certificate or certificates for an aggregate of ____ shares
(the "Warrant Shares") of the Company's common stock, $.0001 par value per share
(the "Common Stock"), and ____ redeemable common stock purchase warrants (the
"Underlying Warrants"), each said Underlying Warrant entitling the Holder to purchase one share of Common Stock ("Underlying Warrant Share") at a purchase price of $8.64 per share, upon payment by the Holder of the exercise price of
$7.20 per share for the Warrant Shares (the "Warrant Share Exercise Price") and
$.12 per Underlying Warrant ("Underlying Warrant Exercise Price") in lawful funds of the United States of America, with the Warrant Share Exercise Price being subject to adjustment in the circumstances set forth hereinbelow. This
Warrant expires in its entirety at 5:00 p.m. Eastern Time on ________________,
2002 (the "Expiration Date"). This Warrant is one of a series of Underwriters'
Warrants dated ____________, 1997. The terms and conditions of the Underwriters'
Warrants shall be identical in all material respects except that the number of
Warrant Shares and Underlying Warrants to which the Holder is entitled to purchase may differ.

                                   SECTION 1.

                               CERTAIN DEFINITIONS

         As used in this Warrant, the following terms have the meanings set forth below:

         "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 4 of this Warrant.

         "DATE OF ISSUANCE" is the date set forth on the front page of this Warrant, and the terms "date hereof," "date of this Warrant," and similar expressions shall be deemed to refer to the Date of Issuance, as specified in
Section 11 of this Warrant.

         "EFFECTIVE DATE" means the date the Company's Registration Statement
(as defined below) is declared effective by the U.S. Securities and Exchange
Commission.


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         "EXERCISE PERIOD" means the period of time commencing at 12:01 A.M.,
Eastern Time, on the first anniversary of the Effective Date and ending at 5:00
p.m., Eastern Time, on the fifth anniversary of the Effective Date.

         "MARKET PRICE" means, as to any security, the average of the closing prices of such security's sales on the principal domestic securities exchange on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices listed on The Nasdaq SmallCap as of the close of trading in New York City on such day, or, if on any day such security is not listed on The Nasdaq
SmallCap, the average of the high and low bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation
Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 20 consecutive business days consisting of the business day immediately preceding the day as of which "Market Price" is being determined and the 19 consecutive business days prior to such day; PROVIDED that if such security is listed on any domestic securities exchange or listed on The
Nasdaq SmallCap, the term "business day" or "business days" as used in this sentence means a day or days, as applicable, on which such exchange or the Nasdaq SmallCap is open for trading or quotation, as the case may be. If at any time such security is not listed on any domestic securities exchange or listed on the Nasdaq SmallCap or the domestic over-the-counter market, the "Market
Price" will be the fair value thereof determined jointly by the Company and the Holders of Warrants representing at least 50% of the Common Stock purchasable upon the exercise of all the Warrants then outstanding; PROVIDED that if such parties are unable to reach agreement, such fair value will be determined by an appraiser jointly selected by the Company and the Holders of Warrants representing at least 25% of the Common Stock purchasable upon the exercise of all the Warrants then outstanding.

         "NASDAQ SMALLCAP" means The Nasdaq SmallCap Market or such other similar quotation system as may in the future be used generally by members of the National Association of Securities Dealers, Inc. for transactions in securities.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization, and a government or any department or agency thereof.

         "REGISTRATION STATEMENT" means the Company's Registration Statement on
Form SB-2, File No. 333-18819.

         "UNDERLYING SECURITIES" means the Warrant Shares, the Underlying
Warrants, and the Underlying Warrant Shares issuable upon exercise of the Underlying Warrants, collectively.

         "WARRANTS" mean this Warrant and all other Warrants issued in exchange or substitution for this Warrant or any such other Warrants issued pursuant to the terms hereof or thereof, as the case may be.

                                   SECTION 2.

                               EXERCISE OF WARRANT

         2.1 EXERCISE PERIOD. The Holder may exercise this Warrant, in whole or in part (but not as to a fractional share), at any time and from time to time, during the Exercise Period.


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         2.2      EXERCISE PROCEDURE.

                  (a) This Warrant will be deemed to have been exercised at such time as the Company has received all of the following items (the "Exercise
Date"):

                             (i) a completed Exercise Agreement, in the form set
forth as Exhibit I hereto, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser");

                             (ii) this Warrant (subject to delivery by the
Company of a new Warrant with respect to any unexercised portion, as provided in Subsection 2.2(b));

                             (iii) if this Warrant is not registered in the name
of the Purchaser, an Assignment or Assignments in the form set forth as Exhibit
II hereto, evidencing the assignment of this Warrant to the Person; and

                             (iv) a cashier's or official bank check or other
immediately available funds payable to the Company in an amount equal to the sum of the following: (A) the product of the Warrant Share Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise; and (B) the product of the Underlying Warrant Exercise Price multiplied by the number of Underlying Warrants being purchased upon such exercise.

                  (b) Certificates for Warrant Shares and Underlying Warrants purchased upon exercise of this Warrant will be delivered by the Company to the Purchaser within five calendar days after the Exercise Date. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company will prepare a new Warrant representing the rights formerly represented by this Warrant that have not expired or been exercised.
The Company will, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

                  (c) The Warrant Shares and Underlying Warrants issuable upon the exercise of this Warrant will be deemed to have been transferred to the Purchaser on the Exercise Date, and the Purchaser will be deemed for all purposes to have become the record holder of such Common Stock on the Exercise
Date.

                  (d) The issuance of certificates for Warrant Shares and Underlying Warrants upon exercise of this Warrant and the issuance of certificates for the Underlying Warrant Shares upon exercise of the Underlying
Warrants will be made without charge to the Holder or the Purchaser for any issuance tax in respect thereof or any other cost incurred by the Company in connection with such exercise and the related transfer of the Underlying
Securities; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate or instrument in a name other than that of the Holder of this Warrant, and the Company shall not be required to issue or deliver any such certificate or instrument unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (e) The Company will not close its books for the transfer of this Warrant or of any of the Underlying Securities in any manner that interferes with the timely exercise of this Warrant. The Company will from time to time take all such action as may be necessary to assure that the par value per share of the unissued Common Stock acquirable upon exercise of this Warrant and the Underlying


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Warrants is at all times equal to or less than the Warrant Share Exercise Price
(divided by such number of shares) then in effect.

         2.3 EXERCISE AGREEMENT. The Exercise Agreement will be substantially in the form set forth as Exhibit I hereto, except that if the Warrant Shares and Underlying Warrants are not to be issued in the name of the Holder of this Warrant, the Exercise Agreement will also state the name of the Person to whom the certificates or instrument for the Warrant Shares and Underlying Warrants are to be issued, and if the number of Warrant Shares purchasable does not include all of such securities purchasable hereunder, it will also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered.

         2.4 FRACTIONAL SHARES OR WARRANTS. If a fractional share of Common
Stock or fractional Underlying Warrant would, but for the provisions of Subsection 2.1, be issuable upon exercise of the rights represented by this Warrant, the Company will, within twenty days after the Exercise Date, deliver to the Purchaser a check payable to the Purchaser, in lieu of such fractional share or fractional Underlying Warrant, in an amount equal to the Market Price of such fractional share or fractional Underlying Warrant as of the close of business on the Exercise Date.

                                   SECTION 3.

         WARRANT SHARE EXERCISE PRICE; UNDERLYING WARRANT EXERCISE PRICE

         3.1      GENERAL.

                  (a) The Holder of this Warrant shall be entitled to purchase such numbers of Warrant Shares at the Warrant Share Exercise Price, and such numbers of Underlying Warrants at the Underlying Warrant Exercise Price, as set forth on the front page of this Warrant.

                  (b) If and whenever the Company issues or sells, or in accordance with Subsection 3.2 is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Warrant Share
Exercise Price in effect immediately prior to the time of such issuance or sale
(except for the issuance or deemed issuance of securities in a transaction described in paragraph (c) of this Subsection 3.1), then immediately upon such issuance or sale the Warrant Share Exercise Price will be reduced to a price determined by multiplying the Warrant Share Exercise Price in effect immediately prior to the issuance or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding prior to the issuance or sale PLUS (ii) the number of shares of Common Stock (in terms of Warrant Shares issuable upon an exercise of this Warrant) that the maximum aggregate amount receivable by the Company upon such issuance or sale would purchase at the Warrant Share Exercise Price in effect immediately prior to the issuance or sale, and the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale.

                  (c) The following securities or transactions shall be excluded from the operation of paragraph (b) of this Subsection 3.1 and Subsection 3.2:

                             (i) The existence and any exercise of the Warrants;

                             (ii) The existence and any exercise of any option,
warrant, or other right to purchase Common Stock, that is outstanding on the date of this Warrant; and


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                             (iii) Any grant or exercise of options for Common
Stock granted under the Company's stock option plans with an exercise price (as possibly adjusted) of at least the last reported sale price on date of grant.

         3.2 EFFECT ON WARRANT SHARE EXERCISE PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Warrant Share Exercise Price under Subsection 3.1 above, the following provisions will be applicable:

                  (a) If the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Rights" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Rights or upon conversion or exchange of such Convertible Securities is less than the Warrant Share Exercise
Price in effect immediately prior to the time of the granting of such Rights, then the total maximum number of shares of Common Stock issuable upon the exercise of such Rights or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Rights will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable upon exercise of such Rights or upon conversion or exchange of such Convertible Securities" will be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Rights, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Rights, plus, in the case of Rights that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock then issuable upon the exercise of such Rights or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of such Rights. Except as otherwise provided in paragraphs (d) and (e) below, no adjustment of the Warrant Share Exercise Price will be made when Convertible
Securities are actually issued upon the exercise of such Rights or when Common
Stock is actually issued upon the exercise of such Rights or the conversion or exchange of such Convertible Securities.

                  (b) The following adjustments apply to the Warrant Share
Exercise Price of the Warrants with respect to the Warrant Shares and the number of Warrant Shares purchasable upon exercise of the Warrants.

                  (c) If the Company in any manner issues or sells any Convertible Securities, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Warrant Share
Exercise Price in effect immediately prior to the time of such issuance or sale, then the maximum number of shares of Common Stock then issuable upon conversion or exchange of all such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable upon such conversion or exchange" will be determined by dividing (i) the total amount received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock then issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in paragraphs (d) and (e) below, no adjustment of the Warrant Share Exercise Price will be made when
Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible
Securities is made upon


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exercise of any options for which adjustments of the Warrant Share Exercise
Price had been or are to be made pursuant to other provisions of this Section 3, no further adjustment of the Warrant Share Exercise Price will be made by reason of such issuance or sale.

                  (d) If the purchase price provided for in any Rights, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time (other than under or by reason of provisions that are designed to protect against dilution of the type set forth in this Section 3 and are no more favorable to the holders of such Rights or Convertible Securities than this Section 3 would have been if this Section 3 were included in such Rights or Convertible
Securities), then the Warrant Share Exercise Price in effect at the time of such change will be readjusted to the Warrant Share Exercise Price that would have been in effect at such time had such Rights or Convertible Securities still outstanding provided for such changed purchase price, additional consideration, or changed conversion rate, as the case may be, at the time initially granted, issued, or sold; such adjustment of the Warrant Share Exercise Price will be made whether the result thereof is to increase or reduce the Warrant Share
Exercise Price then in effect under this Warrant, provided that no such adjustment shall increase the Warrant Share Exercise Price above the initial
Warrant Share Exercise Price hereof; such adjustments shall be made by the Board of Directors of the Company, who shall promptly provide notice of the new
Warrant Share Exercise Price to each Holder.

                  (e) Upon the expiration of any Right, or the termination of any right to convert or exchange any Convertible Security, without the exercise of such Right, the Warrant Share Exercise Price then in effect hereunder will be adjusted to the Warrant Share Exercise Price that would have been in effect at the time of such expiration or termination had such Right or Convertible
Security never been issued, but such subsequent adjustment shall not affect the number of shares of Common Stock issued upon any exercise of this Warrant prior to the date such adjustment is made.

                  (f) If any Common Stock, Rights, or Convertible Securities are issued or sold or are deemed to have been issued or sold for consideration that includes cash, then the amount of cash consideration actually received by the Company will be deemed to be the cash portion thereof. If any Common Stock, Rights, or Convertible Securities are issued or sold or deemed to have been issued or sold for a consideration part or all of which is other than cash, then the amount of the consideration other than cash received by the Company will be the fair value of such consideration as determined by the Board of Directors of the Company, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market
Price thereof as of the date of receipt. If any Common Stock, Rights, or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, then the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Rights, or Convertible Securities, as the case may be.

                  (g) If any Right is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Right by the parties thereto, the Right will be deemed to have been issued without consideration.

                  (h) The number of shares of Common Stock Deemed Outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issuance or sale of Common Stock.


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         3.3 SUBDIVISION OR COMBINATION OF COMMON STOCK AND STOCK DIVIDENDS. If
the Company shall at any time after the date hereof (a) issue any shares of
Common Stock or Convertible Securities, or any rights to purchase Common Stock or Convertible Securities, as a dividend upon Common Stock, (b) issue any shares of Common Stock, in subdivision of outstanding shares of Common Stock by reclassification or otherwise, or (c) combine outstanding shares of Common
Stock, by reclassification or otherwise, then the Warrant Share Exercise Price that would apply if purchase rights hereunder were being exercised immediately prior to such action by the Company shall be adjusted by multiplying it by a fraction, the numerator of which shall be the number of shares of Common Stock
Deemed Outstanding immediately prior to such dividend, subdivision, or combination and the denominator of which shall be the number of shares of Common
Stock Deemed Outstanding immediately after such dividend, subdivision, or combination.

         3.4 CERTAIN DIVIDENDS OR DISTRIBUTIONS. If the Company shall declare a dividend or distribution upon the Common Stock payable otherwise than out of earnings or earned surplus AND otherwise than in Common Stock, Rights or Convertible Securities, the Warrant Share Exercise Price that would apply if purchase rights hereunder were being exercised immediately prior to the declaration of such dividend or distribution shall be reduced by an amount equal, in the case of a dividend or distribution in cash, to the amount thereof payable per share of the Common Stock or, in the case of any other dividend or distribution, to the fair value of such dividend or distribution per share of the Common Stock as determined in good faith by the Board of Directors of the Company. For purposes of the foregoing, a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined in good faith by the Board of Directors of the Company. Such reductions shall take effect as of the date on which a record is taken for the purpose of such dividend or distribution or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend or distribution are to be determined.

         3.5 NO DE MINIMIS ADJUSTMENTS. No adjustment of the Warrant Share
Exercise Price shall be made if the amount of such adjustment would be less than one cent per share, but in such case any adjustment that otherwise would be required to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment that, together with any adjustment or adjustments so carried forward, shall amount to not less than one cent per share.

         3.6 PROPORTIONATE ADJUSTMENT OF UNDERLYING WARRANT EXERCISE PRICE. In the event such Warrant Share Exercise Price and number of Warrant Shares is adjusted, then the Underlying Warrant Exercise Price and the number of Underlying Warrant Shares purchasable upon exercise of the Underlying Warrants shall be adjusted proportionately.

                                   SECTION 4.

                             ADJUSTMENT OF NUMBER OF
                          SHARES ISSUABLE UPON EXERCISE

         Upon each adjustment of the Warrant Share Exercise Price pursuant to
Section 3 hereof and the proportionate adjustment to the Underlying Warrant
Exercise Price pursuant to Section 3.6, the Holder of this Warrant shall thereafter (until another such adjustment) be entitled to purchase, (i) at the adjusted Warrant Share Exercise Price in effect on the date purchase rights for Warrant Shares under this Warrant are exercised, the number of Warrant Shares, calculated to the nearest whole number, determined by (a) multiplying the number of Warrant Shares purchasable hereunder immediately prior to the adjustment of the Warrant Share Exercise Price by the Warrant Share Exercise Price in effect immediately prior to such


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adjustment, and (b) dividing the product so obtained by the adjusted Warrant
Share Exercise Price in effect on the date of such exercise; and (ii) at the adjusted Underlying Warrant Exercise Price in effect on the date purchase rights for Underlying Warrants under this Warrant are exercised, the number of Underlying Warrants calculated to the nearest whole number, determined by (a) multiplying the number of Underlying Warrants purchasable hereunder immediately prior to such adjustment, and (b) dividing the product so obtained by the adjusted Underlying Warrant Exercise Price in effect on the date of such exercise. The provisions of Subsection 2.4 shall apply, however, so that no fractional Warrant Share or fractional Underlying Warrant shall be issued upon exercise of this Warrant.

                                   SECTION 5.

                            EFFECT OF REORGANIZATION,
                RECLASSIFICATION, CONSOLIDATION, MERGER, OR SALE

         If at any time while this Warrant is outstanding there shall be any reorganization or reclassification of the capital stock of the Company (other than a subdivision or combination of shares provided for in Subsection 3.3 hereof), any consolidation or merger of the Company with another corporation
(other than a consolidation or merger in which the Company is the surviving entity and which does not result in any change in the Common Stock), or any sale or other disposition by the Company of all or substantially all of its assets to any other corporation, then the Holder of this Warrant shall thereafter upon exercise of this Warrant be entitled to receive the number of Warrant Shares, Underlying Warrants or other securities or property of the Company, or of the successor corporation resulting from such consolidation or merger, as the case may be, to which the Holders of the Underlying Securities (and any other securities and property) of the Company, deliverable upon the exercise of this Warrant, would have been entitled upon such reorganization, reclassification of capital stock, consolidation, merger, sale, or other disposition if this Warrant had been exercised immediately prior to such reorganization, reclassification of capital stock, consolidation, merger, sale, or other disposition. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth in this Warrant with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Warrant
(including those relating to adjustments of the Warrant Share Exercise Price, Underlying Warrant Exercise Price, and the number of Warrant Shares and
Underlying Warrants issuable upon the exercise of this Warrant) shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise hereof as if this Warrant had been exercised immediately prior to such reorganization, reclassification of capital stock, consolidation, merger, sale, or other disposition and the Holder hereof had carried out the terms of the exchange as provided for by such reorganization, reclassification of capital stock, consolidation, or merger. If in any such reorganization, reclassification, consolidation, or merger, additional Common Stock shall be issued in exchange, conversion, substitution, or payment, in whole or in part, for or of a security of the Company other than Common Stock deliverable from exercise of this Warrant, any such issue shall be treated as an issue of Common Stock covered by the provisions of Section 3, with the amount of the consideration received upon the issue thereof being determined in good faith by the Board of Directors of the Company. The Company shall not effect any such reorganization, consolidation, or merger unless, upon or prior to the consummation thereof, the successor corporation shall assume by written instrument the obligation to deliver to the Holder hereof such shares of stock or other securities, cash, or property as such Holder shall be entitled to purchase in accordance with the foregoing provisions. Notwithstanding any other provisions of this Warrant, in the event of sale or other disposition of all or substantially all of the assets of the Company as a part of a plan for liquidation of the Company, all rights to exercise the Warrant shall terminate upon the earlier of the expiration of the Exercise Period and 60 days after the Company gives written notice to the Holder of this Warrant that such sale or other disposition has been consummated.


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                                   SECTION 6.

                              NOTICE OF ADJUSTMENT

         Immediately upon any adjustment of the Warrant Share Exercise Price, Underlying Warrant Exercise Price or increase or decrease in the number of Warrant Shares and Underlying Warrants purchasable upon exercise of this Warrant, the Company will send written notice thereof to all Holders, stating the adjusted Warrant Share Exercise Price, adjusted Underlying Warrant Exercise
Price, and the increased or decreased number of Warrant Shares and Underlying
Warrants purchasable upon exercise of this Warrant and setting forth in reasonable detail the method of calculation for such adjustment and increase or decrease. When appropriate, such notice may be given in advance and included as part of any notice required to be given pursuant to Section 7 below.

                                   SECTION 7.

                         PRIOR NOTICE OF CERTAIN EVENTS

         If at any time:

                  (a) the Company shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock;

                  (b) the Company shall offer for subscription PRO RATA to the holders of its Common Stock any additional shares of stock of any class or any other rights;

                  (c) there shall be any reorganization or reclassification of the capital stock of the Company, any consolidation or merger of the Company with another corporation, or a sale or disposition of all or substantially all its assets; or

                  (d) there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company, then, in each such case, the Company shall give prior written notice, by hand delivery or by certified mail, postage prepaid, addressed to the Holder of this Warrant at the address of such holder as shown on the books of the Company, of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution, or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up shall take place, as the case may be. A copy of each such notice shall be sent simultaneously to each transfer agent of the Company's Common
Stock. Such notice shall also specify the date as of which the holders of Common
Stock of record shall participate in said dividend, distribution, or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 30 days prior to the record date or the effective date, whichever is earlier, of the subject action or other event.

         If any other event (not listed above) would require adjustment to the Warrant Share Exercise Price or the Underlying Warrant Exercise Price, then the
Company shall give prior written notice thereof (in substance as set forth above) to the Holders, at their addresses and in the manner provided in Subsection


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14.3.  Notwithstanding the foregoing, the Company shall not be required to give prior written notice where it is not reasonably possible.

                                   SECTION 8.

                          NEW PRO RATA PURCHASE RIGHTS

         If at any time the Company grants, issues, or sells any warrants, Convertible Securities, or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of Common Stock (the "Purchase
Rights"), then the Holder of this Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such Holder could have acquired if such Holder had held the number of Warrant
Shares acquirable upon exercise of this Warrant had this Warrant been fully exercised immediately prior to the date on which a record was taken for the grant, issuance, or sale of such Purchase Rights, or, if no such record was taken, the date as of which the record holders of Common Stock were determined for the grant, issuance, or sale of such Purchase Rights.

                                   SECTION 9.

                           RESERVATION OF COMMON STOCK

         The Company will at all times reserve and keep available such number of shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants and the Underlying Warrants. Upon exercise of this Warrant and the Underlying Warrants, the Holder will acquire fully paid and non-assessable ownership rights of the Common Stock, free and clear of any liens, claims or encumbrances.

                                   SECTION 10.

                       NO SHAREHOLDER RIGHTS OR OBLIGATION

         This Warrant will not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company. Until the shares of Common Stock issuable upon exercise of this Warrant or the Underlying Warrants are recorded as issued on the books and records of the Company's transfer agent, the Holder shall not be entitled to any voting rights or other rights as a shareholder;
provided, however, the Company uses its best efforts to ensure that, upon receipt of an Exercise Agreement, the appropriate documentation necessary to effectuate the exercise of the Warrant and issuance of the Common Stock is accomplished as expeditiously as possible. No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Common Stock, and no enumeration in this Warrant of the rights or privileges of the Holder, will give rise to any obligation of such Holder for the Warrant Share Exercise Price of the Warrant Shares or the Underlying Warrant Exercise Price of the Underlying
Warrants acquirable by exercise hereof or as a shareholder of the Company.


                                      -10-

                                   SECTION 11.

                    EXCHANGEABLE FOR DIFFERENT DENOMINATIONS

         This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants, as set forth on the front page hereof, will represent such portion of such rights as is designated by the Holder at the time of such surrender. The date the Company initially issued this Warrant, which is set forth on the front page hereof, will be deemed to be the "Date of Issuance" of this Warrant and any purchase warrant exchanged or substituted herefor, regardless of the number of times (and dates on which) new certificates representing the unexpired and unexercised rights formerly represented by this Warrant are issued.

                                   SECTION 12.

                                 TRANSFERABILITY

         Subject to the transfer conditions referred to in Section 2 or in the remaining provisions or this Section 12, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company. This Warrant and the Underlying Securities may not be offered, sold, or transferred except in compliance with the Securities Act of 1933, as amended (the "Act"), and any applicable state securities laws; and then only against receipt of an agreement of the Person to whom such offer or sale is made to comply with the provisions of this Section 12 with respect to any resale or other disposition of such securities; provided that no such agreement shall be required from any Person purchasing this Warrant or any Underlying Security pursuant to a registration statement effective under the Act. The Holder of this Warrant agrees that, prior to the disposition of any security purchased on the exercise hereof under circumstances that might require registration of such security under the Act, or any similar statute then in effect, the Holder shall give written notice to the Company, expressing his intention as to such disposition. Promptly upon receiving such notice, the Company shall present a copy thereof to its securities counsel. If, in the opinion of such counsel, the proposed disposition does not require registration of such security under the Act, or any similar statute then in effect, the Company shall, as promptly as practicable, notify the Holder of such opinion, whereupon the Holder shall be entitled to dispose of such security in accordance with the terms of the notice delivered by the Holder to the Company. The above agreement by the Holder of this Warrant shall not be deemed to limit or restrict in any respect the exercise of rights set forth in
Section 13 hereof.

                                   SECTION 13.

                               REGISTRATION RIGHTS

         13.1 DEMAND REGISTRATION RIGHT. At any time during the Exercise Period, the Holders of Warrants whose holdings thereof comprise a majority of the Common Stock purchasable upon the exercise of outstanding Warrants and outstanding Underlying Warrants (collectively, the "Warrant Securities") shall have the right to require the Company (a) to prepare and file with the Commission up to one new registration statement under the Act (or, in lieu of either, a post-effective amendment or amendments to the Registration Statement, if then permitted under the Act), covering all or any portion of the Warrant Securities and to use its best efforts to obtain promptly and maintain the effectiveness thereof for at least 120 days and (b) to register or qualify the subject Warrant Securities for sale in up to ten states identified by such holders. The Company shall bear all expenses other than the expenses of Holders' counsel incurred in the preparation and filing of such registration statement or post-effective amendments (and related state registrations, to the extent permitted by applicable law) and the furnishing of copies of the preliminary and final prospectus thereof to such Holders of Warrant Securities.

         13.2 PIGGY BACK REGISTRATION RIGHTS. In addition, if at any time during the Exercise Period, the Company shall prepare and file one or more registration statements under the Act, with respect to a public offering of equity or debt securities of the Company, or of any such securities of the Company held by its security holders, the Company will include in any such registration statement such information as is required, and such number of shares of Common Stock held by, or shares of Common Stock underlying outstanding Warrants held by, the Holders thereof or their respective designees or transferees as may be requested by them, to permit a public offering of the Shares so requested; PROVIDED, HOWEVER, that if, in the written opinion of the Company's managing underwriter, if any, for such offering, the inclusion of the shares requested to be registered, when added to the securities being registered by the Company or the selling security holder(s), would exceed the maximum amount of the Company's securities that can be marketed without otherwise materially and adversely affecting the entire offering, then the Company may exclude from such offering that portion of the shares requested to be so registered, so that the total number of securities to be registered is within the maximum number of shares that, in the opinion of the managing underwriter, may be marketed without otherwise materially and adversely affecting the entire offering, provided that the Company shall be required to include in the offering and in the following order: FIRST, the pro rata number of securities requested by the Holder of Warrants along with all other holders of securities requesting registration pursuant to registration rights which were granted on or prior to the date hereof and are described in the Company's Registration Statement; and, SECOND, the pro rata number of securities requested by all other holders of securities requesting registration pursuant to other registration rights. In the event of such a proposed registration, the Company shall furnish the then Holders with not less than 30 days' written notice prior to the proposed date of filing of such registration statement. The Company shall use its best efforts to ensure that such registration statement is declared effective and remains effective until such time as all of the shares have been registered or may be sold without registration under the Act or applicable state securities laws and regulations, and without limitation as to volume, pursuant to Rule 144 of the Act. The Holders shall be entitled to exercise the rights provided for in this Subsection
13.2 on two separate occasions by giving written notice to the Company, within 20 days of receipt of the Company's notice of its intention to file a registration statement. The Company shall bear all fees and expenses incurred by it in connection with the preparation and filing of such registration statement.

                                   SECTION 14.

                                  MISCELLANEOUS

         14.1 ORIGINAL ISSUE TAXES. The Company will pay all United States, state and local (but not foreign) original issue taxes, if any, upon the issuance of this Warrant and the Underlying Securities.

         14.2 AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended, and the Company may take any action herein prohibited or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of the Warrants and the Underlying Warrants representing at least 50% of the shares of Common Stock obtainable upon the exercise of the Warrants and the Underlying Warrants outstanding at the time of such consent.

         14.3 NOTICES. Any notices required to be sent to a Holder of this Warrant or of any Warrant Securities purchased upon the exercise hereof will be delivered to the address of such Holder shown on the books of the Company. All notices referred to herein will be delivered in person or sent by registered or certified mail, postage prepaid, and will be deemed to have been given when so delivered in person or on the third business day following the date so sent by mail.

         If to the Holder:          Noble International Investments, Inc.
                                    1801 Clint Moore Road
                                    Suite 110
                                    Boca Raton, Florida  33487
                                    Attention:  Nico P. Pronk, President

         With a copy to:            Broad and Cassel
                                    Miami Center
                                    201 S. Biscayne Boulevard
                                    Suite 3000
                                    Miami, Florida 33131
                                    Attention:  Dale S. Bergman, P.A.
                                                or Linda C. Frazier, Esquire

         If to the Company:         Visual Data Corporation
                                    1600 South Dixie Highway
                                    Suite 3A
                                    Boca Raton, Florida 33432
                                    Attention:  Randy S. Selman, President

         With a copy to:            Atlas, Pearlman, Trop & Borkson, P.A.
                                    200 East Las Olas Boulevard
                                    Suite 1900
                                    Fort Lauderdale, Florida 33301
                                    Attention:  Charles B. Pearlman, Esquire

         14.4 DESCRIPTIVE HEADINGS. The descriptive headings of the sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

         14.5 GOVERNING LAW; ARBITRATION. This Warrant is governed by, interpreted under and construed in all respects in accordance with the substantive laws of the State of Florida, without regard to the conflicts of law provisions thereof, and irrespective of the place of domicile or residence of the party. In the event of a controversy arising out of the interpretation, construction, performance or breach of this Warrant, the parties hereby agree and consent to the jurisdiction and venue of the Courts of the State of Florida, or the United States District Court for the Southern District of Florida; and further agree and consent that personal service of process in any such action or proceeding outside the State of Florida shall be tantamount to service in person in Florida.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and attested by its duly authorized officers.

                              VISUAL DATA CORPORATION, a Florida corporation

                              By:
                                 ----------------------------------------
                                   Randy S. Selman, President

Attest:

__________________________________

                                                                      EXHIBIT I

                               EXERCISE AGREEMENT

To:                                                      Dated:

         The undersigned Record Holder, pursuant to the provisions set forth in the within Warrant, hereby subscribes for and purchases _____ Warrant Shares and ________ Underlying Warrants covered by such Warrant and herewith makes full cash payment of $________________ for such Warrant Shares at the Warrant Share Exercise Price and for such Underlying Warrants at the Underlying Warrant Exercise Price provided by such Warrant.

                                       ----------------------------------
                                       (Signature)

                                       ----------------------------------
                                       (Print or type name)

                                       ----------------------------------
                                       (Address)

                                       ----------------------------------

                                       ----------------------------------

         NOTICE: The signature on this Exercise Agreement must correspond with the name as written upon the face of the within Warrant, or upon the Assignment thereof if applicable, in every particular, without alteration, enlargement, or any change whatsoever, and must be medallion guaranteed by a bank, other than a saving bank, having an office or correspondent in New York, New York, or Fort Lauderdale or Miami, Florida, or by a firm having membership on a registered national securities exchange and an office in New York, New York, or Fort Lauderdale or Miami, Florida.

                          MEDALLION SIGNATURE GUARANTEE

Authorized Signature:_________________________________________________________

Name of Bank or Firm:_________________________________________________________

Dated:________________________________________________________________________

                                                                    EXHIBIT II

                                   ASSIGNMENT

         FOR VALUE RECEIVED, __________________________________________, the
undersigned Holder hereby sells, assigns, and transfers all of the rights of the undersigned under the within Warrant with respect to the number of Warrant Shares and Underlying Warrants (and the Underlying Warrant Shares issuable upon exercise of the Underlying Warrants) covered thereby set forth below, unto the Assignee identified below, and does hereby irrevocably constitute and appoint ___________________________________ to effect such transfer of rights on the books of the Company, with full power of substitution:

                                                                    NUMBER OF                    NUMBER OF
NAME OF ASSIGNEE              ADDRESS OF ASSIGNEE                WARRANT SHARES             UNDERLYING WARRANTS
----------------              -------------------                --------------             -------------------






Dated:
       -----------------------
                                       ----------------------------------
                                       (Signature of Holder)

                                       ----------------------------------
                                       (Print or type name)

         NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the within Warrant, in every particular, without alteration, enlargement, or any change whatsoever, and must be medallion guaranteed by a bank, other than a savings bank, having an office or correspondent in New York, New York, or Fort Lauderdale or Miami, Florida, or by a firm having membership on a registered national securities exchange and an office in New York, New York, or Fort Lauderdale or Miami, Florida.

                          MEDALLION SIGNATURE GUARANTEE


Authorized Signature:_________________________________________________________

Name of Bank or Firm:_________________________________________________________

Dated:________________________________________________________________________